EXHIBIT 10.34

January 26, 2004

Revised January 27, 2004

Thomas H. Glanzmann

Re:	Employment Termination and General Release Agreement

Dear Thomas:

This letter confirms the agreement reviewed and approved by the Compensation Committee of the Baxter International Inc. Board of Directors, concerning the termination of your employment with Baxter Healthcare Corporation and its affiliates (“Baxter” or the “Company”). We have agreed to the following provisions as a final and complete resolution of all matters, whether now known or unknown, arising out of your employment, and termination of employment, with the Company.

On or about February 24, 2004, you will resign from your role as an Executive Officer of Baxter. You will resign your employment with the Company effective June 30, 2004 (“Termination Date”).

Between now and your Termination Date, you are expected to transition your responsibilities in a professional manner, and to complete any project or other work assigned or outstanding that arises in the normal course of business during that time period.

Following your Termination Date, the Company shall pay you the lump sum of $380,000.00 in recognition of your years of service to the Company, and as consideration for this Agreement. This lump sum amount will be paid to you in U.S. dollars.

In addition to the foregoing consideration, the Company will pay the costs associated with tax preparation for tax years 2003 and 2004. As further consideration for this agreement, the Company will pay the costs associated with the physical movement of your household goods and the expenses of travel for you and your family from Southern California to the European location of your choice. The Company will also provide you with up to twelve (12) months of executive outplacement assistance.

All amounts payable to you are expressed as amounts prior to payment or withholding of any taxes. As a result, all amounts payable to you will be reported to appropriate governmental agencies as taxable income to the extent required, and appropriate withholding will be made. The Company will not gross-up the amounts or otherwise reimburse you for the taxes you pay relating to such amounts.

Following your resignation as an Executive Officer of Baxter, you will become eligible for the Limited Loan Extension offered to non-officer participants in July 2003 under the 1999 Shared Investment Plan (hereinafter referred to as the “SIP”). The Company will complete all processes necessary to enable Bank One, or its successor, to process your application for the SIP Limited Loan Extension should you choose to apply after your resignation as an Executive Officer during the remaining term of your employment with the Company.

Baxter agrees to indemnify you from any liability incurred as a result of your employment as Senior Vice President and President of Baxter’s BioScience division to the fullest extent permitted under Article Nine of Baxter’s Certificate of Incorporation, as amended, and the General Corporation Law of Delaware.

You acknowledge the following regarding your benefits:

•	You will be paid for your earned and unused vacation time in a lump sum after your Termination Date.

•	You will be receiving information from the Baxter Employee Benefits Center (“BEBC”) (telephone number 1-800-254-3780) regarding your ability to continue your medical benefits.

•	Your participation, if any, in the Company’s Employee Stock Purchase Plan will cease on your Termination Date. For information, contact the Baxter Benefits Line at 1-800-254-3780.

•	Your vested, accrued benefits, if any, under the International Retirement Plan, the U.S. Pension Plan, the Incentive Investment Plan, and any other applicable benefit plans and policies will be administered in accordance with the terms and conditions of their respective provisions.

•	Your stock options, if any, will be allowed to vest or forfeit according to their terms and based on your Termination Date. Contact the Baxter Benefits Line at 1-800-254-3780 for further information.

•	To preserve your rights and/or to make various elections under the Company’s Flexible Benefits Program and Pension Plan, you must complete the forms sent to you by the BEBC. To make elections under the Incentive Investment Plan, you must call the Baxter Benefits Line at 1-800-254-3780.

You acknowledge that the additional benefits provided in this Agreement exceed the benefits you would normally receive, and that those extra benefits are provided by the Company in exchange for your signing this Agreement.

The Company may terminate its payments to you under this Agreement if you fail to comply with any of your obligations under this Agreement.

In exchange for the benefits under this Agreement, you waive and release any and all claims (whether known or unknown) against the Company that arose out of or relate to your employment with the Company and/or your termination of employment with the Company. By example, you release and waive your right to file or participate as a class member in any claims or lawsuits (whether or not you now know of the basis for the claims or lawsuits) with federal or state agencies or courts against the Company and its employee benefit plans, including their present and former directors, officers, employees, agents, representatives, successors and fiduciaries. By further example, this waiver and release includes, but is not limited to, any and all claims of unlawful discrimination with regard to age, race, sex, color, religion, national origin and disability under Title VII of the Civil Rights Acts, as amended, the Age Discrimination in Employment Act, as amended, the Americans With Disabilities Act, as amended, or any other federal or state laws or statutes, all claims for wrongful employment termination or breach of contract and any other claim whatsoever, including, but not limited to, claims relating to public policy or tort claims, retaliatory discharge claims, defamation claims, intentional infliction of emotional distress claims, invasion of privacy claims, personal injury claims, claims for back pay, claims for compensatory and/or punitive damages, claims for costs and/or attorneys’ fees, claims relating to legal restrictions on the Company’s right to terminate employees or pursuant to any other claims whatsoever, arising out of or relating to your employment with and/or separation of employment from the Company and/or any other occurrence to the date of this Agreement. You also release any rights or claims you may have under any non-U.S. employment contract(s) you may have been a party to during your employment with the Company. This waiver and release also apply to your heirs, assigns, executors and administrators. This waiver and release do not waive rights or claims that may arise after the date this Agreement is signed.

In addition, you waive any and all rights that you may have under the provisions of Section 1542 of the California Civil Code, or any similar statute of the United States or any state or territory of the United States, relating to the subject matter of this Agreement. Section 1542 provides as follows:

A general release does not extend to claims that the creditor does not know or suspect to exist in his/her favor at the time of executing the release, which, if known by him/her, must have materially affected his/her settlement with the debtor.

You agree that you will not seek, nor shall you accept employment with the Company.

During your employment with the Company, you have had access to confidential and proprietary information. The Company maintains a proprietary interest in all such confidential data. Accordingly, you agree that you will not use or disclose to any entity or person, either directly or indirectly, this confidential information. For purposes of this Agreement, confidential information means information relating to the present or planned business of the Company which has not been released publicly by authorized representatives of the Company. Confidential information may include, for example and without limitation, trade secrets, inventions, know-how and products, customer, patient, supplier and competitor information, sales, pricing, cost, and financial data, research, development, marketing and sales programs and strategies, manufacturing, marketing and service techniques, processes and practices, and regulatory strategies, and also includes all information received by the Company under an obligation of confidentiality to a third party.

As further consideration for this Agreement, you agree that you will not render services, directly or indirectly, for a period of one (1) year after termination of your employment with Baxter, to Bayer Biologics, CSL, Aventis Biologics, Grifols, Octopharma, Wyeth Biologics, The American Red Cross (ARC), Fresenius, Gambro, Abbott or to any business venture of your own. You further acknowledge that rendering such services would potentially involve the disclosure or use of confidential information or trade secrets.

You agree that you will not voluntarily assist any person in bringing or pursuing legal action against Baxter, its agents, successors, representatives, employees and related and/or affiliated companies, based on events occurring prior to the date of this Agreement.

You further agree: (a) not to disparage the Company, its employees or products; (b) not to engage in actions contrary to the interests of the Company; (c) not to disclose or allow disclosure of any provisions of this Agreement except to your spouse or domestic partner, attorney and/or financial advisor, and except as disclosure may otherwise be required by law; (d) to conduct the transition period between the date of this Agreement and the Termination Date in a constructive and positive manner, and (e) to return to the Company, on or before your Termination Date, all Company property, including proprietary information and that this is a condition precedent to you receiving the additional benefits provided to you under this Agreement.

You understand, acknowledge and agree that:

A.	You have been given at least twenty-one (21) days within which to consider this Agreement before executing it.

B.	You have carefully read and fully understand all of the provisions in this Agreement.

C.	You are, through this Agreement, releasing Baxter, its directors, officers, employees, agents, representatives, successors, benefit plans, fiduciaries and related and/or affiliated companies from any and all claims you may have.

D.	You knowingly and voluntarily agree to all of the terms set forth in this Agreement.

E.	You knowingly and voluntarily intend to be legally bound by this Agreement.

F.	You were advised and hereby are advised in writing to consider the terms of this Agreement. You have the right to consult with an attorney of your choice, at your expense, prior to executing this Agreement.

G.	You have a full seven (7) days following your execution of this Agreement to revoke this Agreement by delivering a written notice of revocation to your HR department. You have been and hereby are advised in writing that this Agreement shall not become effective or enforceable until the revocation period has expired.

H.	You understand that rights or claims under the Age Discrimination in Employment Act of 1967 (29 U.S.C. Sec. 621, et seq.) that may arise after the date this agreement is executed are not waived.

You agree and acknowledge that no promises have been made which are not included in this Agreement and that this Agreement contains the entire understanding between you and the Company. You acknowledge that the terms of this Agreement are contractually binding. If any portion of this Agreement is declared invalid or unenforceable, the remaining portions of this Agreement will continue in force. Any amendments to this Agreement must be in writing and signed by all parties to the Agreement.

By the actions and obligations set forth above, Baxter admits no wrongdoing or liability. Further, this Agreement and termination of your employment do not in any way suggest any violation of law or Company policy relating to you, but instead reflect a mutually agreed upon transition for both parties.

If you agree to the terms outlined in this Agreement, then please sign two copies and return one of them to me by February 25, 2004. Otherwise, I will assume that you rejected this Agreement.

Sincerely,

/s/ Harry M. Kraemer

Harry M. Kraemer Chairman & Chief Executive Officer Baxter International Inc.

ACCEPTED AND AGREED:

/s/ Thomas H. Glanzmann

(Signature)

/s/ T.H. Glanzmann

(Print Name)

January 30, 2004

(Date)